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                                                                   EXHIBIT 8(vv)

                                    AMENDMENT

         This amendment ("Amendment") is entered into as of the 31st day of October, 2001, by and between ANNUITY INVESTORS LIFE INSURANCE COMPANY (the "Insurance Company"), INVESCO FUNDS GROUP, INC. ("Invesco"), and INVESCO VARIABLE INVESTMENT FUNDS, INC., (the "Company").

         WHEREAS, the Parties have previously executed a Participation Agreement dated May 30, 1997 ("Agreement");

         NOW, THEREFORE, in consideration of the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend the Agreement as follows:

         1. CONFIDENTIALITY. Notwithstanding anything to the contrary contained in this Agreement and in addition to and not in lieu of other provisions in this Agreement, each party agrees to maintain all information about the other party that it may acquire pursuant to this Agreement in confidence, and each party agrees not to use, or permit the use of, any such information for any purpose except that set forth herein, or to disclose any such information to any person, without the prior written consent of the other party. This provision shall survive the termination of this Agreement.

         2. NOTICES. All notices required to be made to INVESCO FUNDS GROUP, INC. AND INVESCO VARIABLE INVESTMENTS FUNDS, INC. under this Agreement shall be made to the following address:

                                    4350 South Monaco Street
                                    Denver, Colorado  80237
                                    Attn:  Legal Department

         To the extent possible, this Amendment and the Agreement shall be read together. In the event of a conflict between he provisions of this Amendment and those of the Agreement, the provisions of this Amendment shall control.

         Except as expressly amended hereby, the Agreement remains in full force and effect.

ANNUITY INVESTOR LIFE INSURANCE         INVESCO VARIABLE INVESTMENT
COMPANY                                 FUNDS, INC.

By: /s/ James Henderson                 By: /s/Ronald L. Grooms
    ------------------------                ------------------------------------
Name: James L. Henderson                Name: Ronald L. Grooms
Title: Vice President                   Title: Treasurer
Date: October 15, 2001                  Date: October 15, 2001

                                        INVESCO FUNDS GROUP, INC.

                                        By:/s/Ronald L. Grooms
                                           -------------------------------------
                                        Name: Ronald L. Grooms
                                        Title: Senior Vice President
CinLibrary/1390019.1                    Date: October 15, 2001